EXHIBIT 10.8.2

[English Translation]

EQUIPMENT PURCHASE CONTRACT

Purchaser:  Shenzhen Trony Science and Technology Development Co., Ltd.

Supplier: Shine Faith Asia Limited

Contract Number: TYPF20090520

Place:  Shenzhen

Date:   May 20, 2009

Through friendly negotiation, Purchaser and Supplier reached following agreement in connection with equipment purchase, by which both parties will abide.

1.               Equipment:

No.	Name of equipment	Unit	Quantity	Price	Amount	Notes
1	Toyota forklift	Piece	1	146,600.00	146,600.00
2
3
4
5
6
7
	Total				146,600.00	HKD
	HKD	[146,600.00 in Chinese]

2.               Supplier shall manufacture and provide the equipment in accordance with the technical standards and parameters agreed by both parties, meanwhile providing purchaser with complete design and installation drawings and detailed technical information;

3.               Delivery: supplier shall guarantee to deliver the equipment to the installation site designated by the purchase before June 30, 2009, and ensure engineers and technicians to arrive with the equipment to supervise installation and testing;

4.               Settlement and relevant terms: payment for equipment by the purchaser shall include royalty fee, agency fee, transportation cost, insurance premiums and all the costs relating to the equipment. The contract will become effective after execution by both parties;

5.               After sale service: when purchaser needs to conduct annual equipment overhaul, supplier shall provide purchaser with technical services, technical personnel to help with overhaul and necessary spare parts;

6.               Packing standards, material supply and costs: packing should be in line with international maritime and land transportation standards and free of charge;

7.               Acceptance criteria, methods and objection date: [purchaser] shall check and accept the equipment according to the technical standards agreed by both parties; and purchaser shall raise objection within two month after receiving the equipment;

8.               If guarantee is required, [the two parties] should sign a separate contract guarantee. As an appendix to this contract: no guarantee [is required];

9.           Liability for breach of contract: should be in line with the provisions of the Contract Law of the People’s Republic of China;

10.         Disputes resolution: if disputes occur during performance of the contract, the two parties should solve disputes through negotiations in a timely manner. If negotiation fails, [both parties] may apply for mediation. If mediation fails, if both parties agree, they may ask for arbitration by the Arbitration Commission located in the place where the contract is executed (in the case that two parties have not arranged any arbitration institution in the contract and have failed to reach agreement in arbitration, they may file a court proceeding with local People’s Court);

11.         The contract is executed by in two copies, with each party holding one copy.

Purchaser: Shenzhen Trony Science and Technology Development Co., Ltd. (Seal) Address: Rm B, 8/F Wu Yi Centre 50 Jardine’s Bazaar Causeway Bay, Hong Kong	Party B: Shine Faith Asia Limited (Seal) Address: 5/F and 8/F, Bldg 2, Guangxian Estate Bagua 3rd Road Futian District, Shenzhen

Manager:	Manager:

Bank:	Bank:

Account:	Account:

2

Schedule of Equipment Purchase Contracts between Shenzhen Trony and Shine Faith

Reference No.	Date of Signing	Parties Involved	Delivery Date	Name of Equipment	Price	Total Amount
TYPF20081128	November 11, 2008	A: Shenzhen Trony (Purchaser) B: Shine Faith (Supplier)	Before January 31, 2009	Toyota forklift	HK$140,800	HK$140,800
TYPF20080601	June 1, 2008	A: Shenzhen Trony (Purchaser) B: Shine Faith (Supplier)	Before July 31, 2008	Toyota forklift	HKS122,000	HK$122,000